Exhibit 10(a)52

2007 EQUITY OWNERSHIP AND LONG TERM CASH INCENTIVE PLAN
OF ENTERGY CORPORATION AND SUBSIDIARIES
(Effective for Grants and Elections On or After January 1, 2007)

Certificate of Amendment
Amendment No. 3

THIS INSTRUMENT, executed this 13th day of December, 2010, but made effective solely with respect to Award grants and elections on or after December 30, 2010 (“Effective Date”), constitutes the Third Amendment of the 2007 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries (Effective for Grants and Elections On or After January 1, 2007) (the “Plan”).

All capitalized terms used in this document shall have the meanings assigned to them in the Plan unless otherwise defined in this document.

Pursuant to Section 11.1 of the Plan giving the Committee the right to amend the Plan, the Plan is hereby amended as follows:

1.	Article I of the Plan is hereby amended by adding the following new paragraph at the end of that Article to read as follows:

The Plan is now hereby amended effective for grants and elections on or after December 30, 2010, pursuant to resolutions adopted by the Personnel Committee of the Board of Directors of Entergy at its meeting held on December 2, 2010, authorizing amendments to the Plan (including all current and future programs under the Plan) in order to address certain market practices, external governance concerns, emerging trends and cost controls by (i) requiring a qualifying termination of employment in the event of a Change in Control in order to trigger acceleration of vesting in Awards, and (ii) increasing the change in ownership threshold now required in Subsection 2.4(a) to trigger one of the events constituting a Change in Control event.

2.	Subsection 2.4(a) is hereby amended in its entirety to read as follows:

(a)
the purchase or other acquisition by any person, entity or group of persons, acting in concert within the meaning of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934 ("Act"), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of thirty percent (30%) or more of either the shares of common stock outstanding immediately following such acquisition or the combined voting power of Entergy Corporation's voting securities entitled to vote generally and outstanding immediately following such acquisition, other than any such purchase or acquisition in connection with a Non-CIC Merger (defined in subsection (b) below);

3.	A new Section 2.36 is hereby added to Article II of the Plan to read as follows:

2.36	“Good Reason” shall mean the occurrence, without the Participant’s express written consent, of any of the following events:

(a)
the substantial reduction or alteration in the nature or status of the Participant's duties or responsibilities from those in effect on the date immediately preceding the first day of the Change in Control Period, other than an insubstantial and inadvertent act that is remedied by the System Company employer promptly after receipt of notice thereof given by the Participant and other than any such alteration primarily attributable to the fact that Entergy may no longer be a public company;

(b)
a reduction of five percent (5%) or more in Participant’s base salary as in effect immediately prior to commencement of a Change in Control Period, which shall be calculated exclusive of any bonuses, overtime, or other special payments, but including the amount, if any, the Participant elects to defer under: (1) a cash or deferred arrangement qualified under Code Section 401(k); (2) a cafeteria plan under Code Section 125; (3) the Executive Deferred Compensation Plan of Entergy Corporation and Subsidiaries, or any successor or replacement plan; and (4) any other nonqualified or statutory deferred compensation plan, agreement, or arrangement in which the Participant may hereafter participate or be a party;

(c)
requiring Participant to be based at a location outside of the continental United States and other than his primary work location as it existed on the date immediately preceding the first day of the Change in Control Period, except for required travel on business of any System Company to an extent substantially consistent with the Participant's present business obligations;

(d)
failure by System Company employer to continue in effect any compensation plan in which Participant participates immediately prior to the commencement of the Change in Control Period and that is material to Participant’s total compensation, including but not limited to compensation plans in effect, including stock option, restricted stock, stock appreciation right, incentive compensation, bonus and other plans or any substitute plans adopted prior to the Change in Control Period, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by System Company employer to continue Participant's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount and timing of payment of benefits provided and the level of the Participant’s participation relative to other participants, as existed immediately prior to the Change in Control Period;

(e)
failure by System Company employer to continue to provide Participant with benefits substantially similar to those enjoyed by Participant under any of the System Company's pension, savings, life insurance, medical, health and accident, or disability plans in which Participant was participating immediately prior to the Change in Control Period, the taking of any other action by System Company employer which would directly or indirectly materially reduce any of such benefits or deprive Participant of any material fringe benefit enjoyed by Participant immediately prior to commencement of the Change in Control Period, or the failure by System Company employer to provide Participant with the number of paid vacation days to which Participant is entitled on the basis of years of service with the System in accordance with the System Company's normal vacation policy in effect immediately prior to the Change in Control Period; or

(f)
any purported termination of Participant’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 2.37 hereof; for purposes of this Plan, no such purported termination shall be effective in depriving Participant of the right to terminate employment for Good Reason.

Participant’s right to terminate his employment for Good Reason shall not be affected by Participant’s incapacity due to physical or mental illness.  Participant's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason.  For purposes of this Plan a Participant’s employment shall be deemed terminated by the Employer with Good Reason only if the Participant has incurred a “separation from service” within the meaning of Code Section 409A.

4.	A new Section 2.37 is hereby added to Article II of the Plan to read as follows:

2.37
“Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant's employment under the provision so indicated.  Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the terminating employer’s board of directors at a meeting of such board of directors which was called and held for the purpose of considering such termination (after reasonable notice to Participant and an opportunity for Participant, together with Participant's counsel, to be heard before that board) finding that, in the good faith opinion of the board, Participant was guilty of conduct set forth in the definition of Cause herein, and specifying the particulars thereof in detail.

5.	Section 3.1 of the Plan is hereby amended in its entirety to read as follows:

3.1
Effective Date and Duration.  The Plan became effective as of January 1, 2007, after approval by Entergy shareholders at Entergy's 2006 annual meeting of shareholders and receipt of any necessary governmental approvals.  The Plan shall terminate on January 1, 2017.  This Third Amendment to the Plan document shall only govern Awards and elections made on or after December 30, 2010

6.	Section 13.1 of the Plan is hereby amended in its entirety to read as follows:

13.1
Accelerated Vesting. Notwithstanding any Plan provision to the contrary, but subject to any federal securities law restrictions on sale and exercise, if within 24 months following the effective date of a Change in Control, a Participant’s System employment is terminated by the System Companies without Cause or by Participant with Good Reason (such that the Participant is no longer employed by any System Company), the following shall apply:

(a)
with respect to Restricted Shares or other Awards subject to restrictions and issued under the Plan, all restrictions imposed hereunder shall lapse effective as of the date Participant’s System  employment is terminated;

(b)
if during a Performance Period(s) applicable to a Performance Award granted under the Plan, a Participant shall earn the average annual number of performance shares or performance units, as applicable, the Participant would have been entitled to receive under the Plan with respect to the two most recent Performance Periods that precede and do not include the Participant’s date of termination of System Company employment.  Such average annual number of performance shares or performance share units shall be determined by dividing by two the sum of the Participant’s annual target pay out levels (i.e., as if target performance under the Award was obtained) with respect to such two most recent Performance Periods; and

(c)
any outstanding Options that are not vested shall become fully vested and exercisable as of the date Participant’s System employment is terminated, and any such vested and exercisable Options may be exercised within the remaining term of the Option Award.

IN WITNESS WHEREOF, the Personnel Committee has caused this Third Amendment to the 2007 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries (Effective for Grants and Elections on or after January 1, 2007), to be executed by its duly authorized representative on the day, month, and year above set forth, but effective solely with respect to Award grants and elections on or after December 30, 2010.

ENTERGY CORPORATION
PERSONNEL COMMITTEE
through the undersigned duly authorized representative

/s/ Terry R. Seamons
TERRY R. SEAMONS
Senior Vice-President,
                Human Resources and Administration